UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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CommerceHub, Inc.
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Subject Company: CommerceHub, Inc.

Commission File No. 001-37840

Article Appearing in the Wall Street Journal on March 6, 2018 by Jennifer Smith

Private Equity Groups Will Acquire Online Fulfillment Provider CommerceHub

CommerceHub Inc., a technology company that helps retailers manage e-commerce inventory, is being acquired by private-equity firms GTCR LLC and Sycamore Partners for $1.1 billion.

The company’s platform connects customers like Walmart Inc.  and Best Buy Co. to suppliers that can ship online orders directly to consumers. Known as drop-shipping, the strategy helps retailers compete with rivals such as Amazon.com by offering an array of goods on their websites without having to keep the items in stock at warehouses and stores.

Based in Albany, N.Y., CommerceHub was spun off from Liberty Interactive Corp. in 2016 as a publicly traded company. The company had $111.1 million in annual revenue for 2017 and $9.9 million in net earnings.

GTCR and Sycamore said Tuesday they would acquire all shares outstanding of CommerceHub for $22.75 per share in cash, a 24.5% premium over the $18.27-per-share price at the close of trading on Monday.

The deal comes after CommerceHub last week reported adjusted net income of $10.7 million for the fourth quarter of 2017, up roughly 23% from $8.7 million the previous year. Revenue for the quarter was $36.7 million, up 12% year-over-year.

CommerceHub recently signed a deal with Macy’s Inc. and gained several new customers in 2017, its first full year as an independent company. Those gains were offset by bankruptcies across the retail sector and the loss of a retail customer.

“While our new customers ramp up, we will see a larger headwind in the first half of the year from these terminations and the bankruptcies,” Mike Trimarchi, the company’s chief financial officer, said in an earnings call last week.

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Forward-looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed acquisition of CommerceHub by affiliates of GTCR and Sycamore, including the expected timing of the completion of the transaction, the expected benefits of the transaction and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed acquisition of CommerceHub. These forward-looking statements speak only as of the date of this communication, and CommerceHub expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of CommerceHub, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to CommerceHub’s business which may affect the statements made in this communication.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of any series of CommerceHub’s common stock. CommerceHub stockholders and other investors are urged to read the proxy statement to be filed with the SEC because it will contain important information relating to the proposed acquisition of CommerceHub by affiliates of GTCR and Sycamore. Copies of CommerceHub’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations at investor@commercehub.com.

Participants in the Solicitation

The directors and executive officers of CommerceHub and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition of CommerceHub. Information regarding the directors and executive officers of CommerceHub will be available in its preliminary proxy statement, which will be filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.